Exhibit 99.1

NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L : 713-529-6600
For Immediate Release	lelliott@drg-l.com/ apearson@drg-l.com

Gastar Exploration Closes Marcellus Shale Joint Venture

HOUSTON, November 2, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that Gastar Exploration USA, Inc., a wholly owned subsidiary of Gastar Exploration Ltd., has closed its joint venture agreement funding with Atinum Marcellus I LLC (“Atinum”), an affiliate of Atinum Partners Co., Ltd., a leading investment firm located in the Republic of Korea.  Pursuant to the agreement, Gastar has assigned to Atinum an initial 21.43% interest in all of its existing Marcellus Shale undeveloped lease acreage in West Virginia and Pennsylvania, along with certain producing shallow conventional wells.

           With the closing of the transaction, Atinum has paid Gastar $30 million in cash and now owns a 21.43% interest in the 34,200 net acres of Marcellus Shale rights previously owned by Gastar.  Also under the terms of the agreement, Atinum has committed to an additional $40 million in the form of a drilling carry to Gastar by funding 75% of Gastar’s 50% share of drilling completion and infrastructure costs in addition to its own 50% share of these same costs.  Upon the completion of the funding of the $40 million drilling carry, Atinum will own a 50% interest in the acreage, making the transaction valued at approximately $70 million.  A post-closing title review period could result in certain purchase price adjustments.

Gastar and Atinum have an initial three-year development program that calls for them to drill one horizontal Marcellus Shale well during the remainder of 2010 and a minimum of 12 horizontal wells in 2011 and 24 in each of 2012 and 2013.  Gastar will continue to serve as operator of all of the Marcellus Shale interests in the joint venture.

  J. Russell Porter, Gastar’s President and CEO, commented, “We are excited to be moving forward with our partnership with Atinum, which will allow us to accelerate development of our Marcellus Shale assets.  We have already spudded our first operated horizontal Marcellus Shale well in Marshall County, West Virginia — the Wengerd #1.  Under the terms of the partnership, Atinum will pay 87.5% of the cost of the well for a 50% interest.  We expect to have the well completed by late first quarter 2011, and due to the close proximity of this well to existing pipelines, if successful, we should be able to place it on production quickly.”

“Atinum is also participating with us in an agreement with an operator of adjacent acreage, to pool acreage in Butler County, Pennsylvania, and participate in the drilling of seven horizontal wells targeting the Marcellus Shale.  Under terms of that agreement, collectively Atinum and GST own 38.4% of seven horizontal wells to be drilled.  Atinum will pay 87.5% of our net cost (or 33.6% for a 19.2% working interest).  Currently the other operator is completing the drilling of the vertical section of the seven wells from one pad and will return later this year with a larger rig to drill horizontal sections in all seven wells.  Completion activity is expected to begin in the first quarter of 2011 with the wells scheduled to be fracture stimulated and put on production starting early in the second quarter,” added Porter.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk shale resource and CBM development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

About Atinum Partners Co., Ltd.

Atinum Partners, headquartered in Seoul, Republic of Korea is a leading private investment company with assets under management of over US $1.5 billion.  Established in 2008, Atinum Partners focuses on domestic and international investment opportunities in a broad range of industries.  In the United States, the Gastar joint venture marks the third investment in the oil & gas industry.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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